Lake Shore Bancorp Announces Net Income of $1 Million

for First Quarter 2012

DUNKIRK, N.Y. — May 1, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2012 net income of $1.0 million, or $0.18 per diluted share, compared to net income of $950,000, or $0.17 per diluted share, for the first quarter of 2011. The 6% quarter-over-quarter increase was the result of increased net interest income, reflecting an increase in interest earning assets and decreased interest expense on interest bearing liabilities.

2012 First Quarter Highlights

  Net income of $1.0 million, an increase of $420,000, or 71.6% in comparison to the fourth quarter of 2011;
  Diluted earnings per share increased 6% compared with the prior year quarter;
  Total assets increased $5.5 million from December 31, 2011; and
  Asset quality metrics remain superior to peer and industry averages.

“Our company delivered another quarter of solid performance by successfully controlling overhead, maintaining asset quality, and appropriately managing our yield,” said Daniel P. Reininga, President and Chief Executive Officer. “The business environment remains challenging within our service area and our loan originators are working diligently to secure appropriate loans for conservative growth of our loan portfolio. Our excellent asset quality and strong market position have us well-positioned for sustained earnings performance.”

First quarter 2012 net interest income was $3.8 million, an increase of 5.2%, compared to $3.6 million for the prior year first quarter. The increase in net interest income was reflective of lower interest expense during the first quarter of 2012, which declined 15.8% to $1.3 million in comparison to the first quarter of 2011, while interest income remained flat for both periods at $5.1 million. The decrease in interest expense was primarily due to a 22 basis point decline in the average rate paid on interest-bearing liabilities to 1.31% for the three months ended March 31, 2012 from 1.53% for the three months ended March 31, 2011. The Bank’s average loan balance increased $8.1 million, and the average balance of securities increased $8.3 million during the quarter ended March 31, 2012 compared with the quarter ended March 31, 2011.

First quarter 2012 net interest margin was 3.32%, up 8 basis points compared to 3.24% for first quarter 2011. First quarter 2012 net interest rate spread was 3.11%, up 5 basis points compared to 3.06% for first quarter 2011. Despite the low interest rate environment, the Bank’s yield on loans has remained generally consistent, down only two basis points to 5.30% in the first quarter 2012, compared to first quarter 2011.

Non-interest income for the 2012 first quarter decreased $59,000 or 10.2%, compared to the prior year first quarter. The first quarter 2011 non-interest income included a $57,000 recovery of a previously recognized impairment loss recorded on a single investment security during 2008.

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Non-interest expense for first quarter 2012 was $3.1 million, an increase of $65,000, or 2.2%, compared to first quarter 2011. The slight increase in non-interest expense was primarily due to increased advertising, professional service and foreclosure expenses, somewhat offset by lower FDIC insurance and occupancy and equipment costs.

During the first quarter of 2012, the Bank recorded a net credit to its provision for loan losses of $35,000, due to a decrease in classified loans and a decrease of total loan portfolio balances in the first quarter of 2012 of $4.7 million. In comparison, the Bank recorded a $20,000 increase to its provision for loan losses during the first quarter of 2011.

The Bank’s allowance for loan losses as a percentage of total net loans on March 31, 2012, was 0.49% in comparison to 0.50% at December 31, 2011, and was 14 basis points higher than the ratio recorded as of March 31, 2011, primarily due to the decrease in the total loan portfolio balances between March 31, 2012 and 2011. The allowance for loan losses as a percentage of non-performing loans increased to 55.51% at March 31, 2012, compared to 48.82% at December 31, 2011, primarily due to a decrease in non-performing loans. Nonperforming loans as a percentage of total loans were 0.88% as of March 31, 2012, a reduction of 14 basis points compared to December 31, 2011 due to a decline in classified loans, and up 2 basis points compared with March 31, 2011. By comparison, the FDIC Statistics on Depository Institutions Report shows an average ratio of non-performing loans to total loans of 3.04% for all savings institutions with assets between $300 million and $500 million as of December 31, 2011. The Bank’s asset quality metrics are an operational strength of the Bank, as they consistently remain well below industry averages.

Total assets increased $5.5 million, or 1.1%, to $494.1 million at March 31, 2012 in comparison to December 31, 2011. Total deposits for the Bank were also up noticeably, increasing $8.2 million, or 2.2%, since December 31, 2011 to $388.0 million at March 31, 2012.

Dividend Declared

On April 25, 2012, the Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on May 22, 2012, to shareholders of record as of May 7, 2012. Lake Shore, MHC, which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. Based on the Company’s closing stock price of $10.00 on April 20, 2012, the implied dividend yield for the Company’s common stock is currently 2.8%.

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $494 million and total deposits of $388 million as of March 31, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.	Investor/Media Contact:
31 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	At March 31, 2012	At December 31, 2011

	(Unaudited)
	(Dollars In Thousands)

Total assets	$494,139	$488,597
Cash and cash equivalents	29,663	23,704
Securities available for sale	168,075	164,165
Loans receivable, net	270,373	275,068
Deposits	387,982	379,798
Short-term borrowings	13,070	6,910
Long-term debt	19,370	27,230
Stockholders’ equity	64,338	63,947

Statement of Income
	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest Income	$5,080	$5,130
Interest Expense	1,265	1,503
Net Interest Income	3,815	3,627
(Credit) Provision for Loan Loss	(35)	20
Net Interest Income after (Credit) Provision for Loan Loss	3,850	3,607
Total non-interest income	521	580
Total non-interest expense	3,067	3,002
Income before income taxes	1,304	1,185
Income tax expense	297	235
Net Income	$1,007	$950
Basic and Diluted Earnings per Share	$0.18	$0.17
Dividends declared per share	$0.07	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)

Return on average assets	0.82%	0.79%
Return on average equity	6.18%	6.76%
Average interest-earning assets to average interest-bearing liabilities	118.59%	114.03%
Interest rate spread	3.11%	3.06%
Net interest margin	3.32%	3.24%

	At March 31, 2012	At December 31, 2011
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.88%	1.02%
Non-performing assets as a percent of total assets	0.62%	0.64%
Allowance for loan losses as a percent of total net loans	0.49%	0.50%
Allowance for loan losses as a percent of non-performing loans	55.51%	48.82%